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                       December 5, 2022

       Morgan Earnest
       Chief Financial Officer
       LAMF Global Ventures Corp. I
       9255 Sunset Blvd., Suite 515
       West Hollywood, CA 90069

                                                        Re: LAMF Global
Ventures Corp. I
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed March 30,
2022
                                                            File No. 001-41053

       Dear Morgan Earnest:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction